Exhibit 99.1

Poniard Pharmaceuticals Reports Fourth Quarter

and Year-End 2006 Financial Results and Corporate Update

— Conference Call Today at 4:30 p.m. Eastern Time —

South San Francisco, Calif. (March 15, 2007) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported on its corporate progress and financial results for the quarter and year ended December 31, 2006.  The Company will host a conference call today at 4:30 p.m. Eastern time to provide a corporate and year-end financial update.

“Our fourth quarter accomplishments capped a productive year,” said Jerry McMahon, Ph.D., chairman, president and CEO of Poniard.  “We announced positive interim median overall survival data from our ongoing Phase 2 clinical trial of picoplatin, our lead product candidate, in small cell lung cancer (SCLC), received a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) for our proposed Phase 3 trial of picoplatin in SCLC, filed an Investigational New Drug (IND) application for oral picoplatin, and continued to advance our picoplatin clinical development program in colorectal and prostate cancers.  In the coming months, we will focus on completing Phase 1 trials in colorectal and prostate cancers, initiating Phase 2 studies for these indications and beginning the Phase 3 SCLC trial.”

Recent Corporate Highlights

•                  Announced positive interim median overall survival data from the ongoing Phase 2 open-label, multi-center clinical trial of picoplatin in SCLC.  The trial was designed to confirm the clinical activity of picoplatin as second-line therapy in patients with platinum-refractory disease or disease that had progressed within six months following first-line treatment with a platinum-based chemotherapy, such as cisplatin or carboplatin.  The interim analysis showed a median overall survival of 26.7 weeks in the 72 evaluable patients treated with picoplatin.  According to the 2006 National Comprehensive Cancer Network practice guidelines, the median survival for patients who receive second-line chemotherapy is approximately 16 to 20 weeks.

•                  Entered into an SPA agreement with the FDA for the Company’s pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of picoplatin for the treatment of SCLC.

•                  Filed an IND application with the FDA for an oral formulation of picoplatin.  Following FDA review, the Company intends to initiate a Phase 1 clinical trial of oral picoplatin.

•                  Announced that an abstract on picoplatin, which includes data from an ongoing Phase 1/2 study of picoplatin and docetaxel (Taxotere®) in chemotherapy-naive patients with metastatic hormone-refractory prostate cancer (HRPC), was selected for publication by the American Society of Clinical Oncology’s (ASCO) 2007 Prostate Cancer Symposium.

•                  Appointed a Clinical Advisory Board comprised of internationally recognized experts to help guide the Company’s clinical development strategy for picoplatin.  Alan B.

                        Glassberg, M.D., is leaving Poniard as chief medical officer to pursue other commitments and will be joining the Clinical Advisory Board and serving as a consultant to the Company.

•                  Expanded an existing research agreement with The Scripps Research Institute to include the discovery of focal adhesion kinase (FAK) inhibitors to treat cancer.  The research initiative also is focusing on discovering novel, small-molecule protein kinase inhibitors as therapeutic agents.

2006 Financial Results

The Company reported a net loss of $6.1 million ($0.27 diluted loss per share on a loss applicable to common shares of $6.2 million) for the fourth quarter of 2006 compared to a net loss of $4.0 million ($0.72 diluted loss per share on a loss applicable to common shares of $4.1 million) for the same period in 2005.  Net loss for the year ended December 31, 2006, was $23.3 million ($1.37 diluted loss per share on a loss applicable to common shares of $23.8 million) compared to a net loss of $21.0 million ($3.83 diluted loss per share on a loss applicable to common shares of $21.5 million) for the year ended December 31, 2005.

There was no revenue for the quarter and year ended December 31, 2006, compared to $11,000 and $15,000, respectively, for the same periods in 2005.

Total operating expenses for the fourth quarter of 2006 increased 62 percent to $6.5 million, from $4.0 million for the fourth quarter of 2005, due primarily to higher clinical costs associated with the Company’s picoplatin trials and the recognition of stock option expense resulting from the adoption of Statement of Financial Accounting Standard 123R.  Total operating expenses increased 1 percent to $21.2 million for the year ended December 31, 2006, from $21.1 million for the same period in 2005.

Research and development (R&D) expenses increased 69 percent to $4.2 million for the fourth quarter of 2006, from $2.5 million for the fourth quarter of 2005, and increased 31 percent to $13.4 million for the year ended December 31, 2006, from $10.2 million for the same period in 2005.  The increase in R&D expenses for the quarter and year ended 2006 resulted from higher clinical costs associated with the Company’s picoplatin trials and increased costs for other R&D efforts.

General and administrative (G&A) expenses increased 35 percent to $1.8 million for the fourth quarter of 2006, compared with $1.4 million for the fourth quarter of 2005 and increased 27 percent to $7.5 million for the year ended December 31, 2006, from $5.9 million for the same period in 2005.  The increases in G&A costs for the quarter and year ended December 31, 2006, are primarily due to the recording of stock options expense resulting from the adoption of Statement of Financial Accounting Standard 123R.

Cash and investment securities as of December 31, 2006, was $53.7 million, compared with $3.5 million at December 31, 2005.  Management currently believes the existing cash and investment securities will provide adequate resources to fund the Company’s operations at least until the end of the first quarter of 2008.

Conference Call Details

To participate in today’s live call by telephone, please dial 800-289-0529 from the U.S. or +1-913-981-5523 for international callers.  In addition, the live conference call is being webcast and can be accessed on the “Events” page of the “News & Events” section of the Company’s website at www.poniard.com.  A replay will also be available online for 14 days following the live presentation.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the adequacy of current cash to fund future operations, the Company’s business objectives and strategic goals, drug development plans, results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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(Tables to follow)

Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues	$—	$11	$—	$15
Operating expenses:
Research and development	4,221	2,499	13,356	10,198
General and administrative	1,845	1,366	7,548	5,948
Realized gain on equipment disposal	—	26	(73)	(158)
Asset impairment	403	—	403	3,346
Restructuring	—	97	—	1,741
Total operating expenses	6,469	3,988	21,234	21,075
Loss from operations	(6,469)	(3,977)	(21,234)	(21,060)
Other income (expense), net	348	(13)	(2,060)	63
Net loss	(6,121)	(3,990)	(23,294)	(20,997)
Preferred stock dividends	(125)	(125)	$(500)	(500)
Loss applicable to common shares	$(6,246)	$(4,115)	(23,794)	$(21,497)
Loss per share:
Basic and diluted	$(0.27)	$(0.72)	(1.37)	$(3.83)
Shares used in calculation of loss per share:
Basic and diluted	22,808	5,720	17,376	5,611

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS:
Cash and investment securities	$53,710	$3,523
Cash - restricted	136	1,000
Facilities and equipment, net	525	273
Assets held for sale	2,624	3,110
Licensed products, net	11,236	1,708
Other assets	836	500
Total assets	$69,067	$10,114

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$12,201	$6,941
Long term liabilities	9,975	—
Shareholders’ equity	46,891	3,173
Total liabilities and shareholders’ equity	$69,067	$10,114